Exhibit (j)





                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 55 to the registration statement on Form N-1A ("Registration Statement") of our report dated December 23, 2002 to the financial statements and financial highlights which appear in the October 31, 2002 Annual Report to Shareholders of Fixed Income Fund (a series of Scudder MG Investments Trust, formerly Morgan Grenfell Investment Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Accountants" and "Financial Statements" in such Registration Statement.



/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 1, 2003